Exhibit 10.7

FINAL FORM

Stripes us holding, inc.

2019 omnibus incentive plan

Restricted Stock Unit Award and Phantom PIK Award Notice

[Name of Holder]

Stripes US Holding, Inc., a Delaware corporation (the “Company”), has granted to you a Restricted Stock Unit Award and Phantom PIK Award pursuant to the terms and conditions of the Stripes US Holding, Inc. 2019 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Unit and Phantom PIK Award Agreement, attached hereto (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement, as applicable. The grant of the Award hereunder is discretionary, and this grant is not a promise or commitment to grant additional Awards at any later date.

Grant Date:	[●], 2019

Restricted Stock Units:	You have been awarded [●] Restricted Stock Units, subject to adjustment as provided in the Plan, the Agreement and this Notice. Each Restricted Stock Unit that becomes vested shall entitle you to one share of Common Stock, or, in lieu thereof, payment equal to the Fair Market Value of such share of Common Stock in cash, in either case, which shall be issued or paid to you at the time specified in this Notice and the Agreement.

Phantom PIK Award:	In addition to the Restricted Stock Units, the Company has also granted to you a cash incentive opportunity under the Plan that is intended to replicate the amount that would be payable under a PIK Loan issued pursuant to the terms of the PIK Facility in the principal amount of $[●], premiums, if any, and accruing deemed interest (including any make-whole interest), compounding semi-annually, from November 21, 2018 (the effective date of the Plan of Reorganization) until the date of payment at a rate equal to 15% per annum (the “Phantom PIK Award”). The amount accrued under the Phantom PIK Award shall be calculated in accordance with the terms of the PIK Facility, which terms are incorporated herein, as though the Phantom PIK Award constituted a PIK Loan issued thereunder; provided that such amount (both principal, premiums, if any, and deemed interest (including any make-whole interest)) shall be paid at the time specified in the Agreement, rather than at the time specified in the PIK Facility.

Vesting of Award:

(a)	Time-Based Vesting Condition. Fifty percent (50%) of the Restricted Stock Units granted to you hereunder (the “Time Vesting Units”) and the Phantom PIK Award shall become vested in the following percentages and on the following dates, subject to your continued employment or other service with the Company or its Subsidiaries through the applicable date:

Cumulative Percentage of Time Vesting
Vesting Date	Units/Phantom PIK Award Vested
November 21, 2019	25%
November 21, 2020	50%
November 21, 2021	75%
November 21, 2022	100%

There will be no proportionate or partial vesting of the Time Vesting Units or the Phantom PIK Award prior to such vesting date and all vesting of the Time Vesting Units and the Phantom PIK Award will occur only on the applicable vesting dates stated above, subject to your continued employment or other service with the Company or its Subsidiaries through such vesting date, except as otherwise provided herein or as may be approved by the Committee.

(b)	Performance Vesting Units. Fifty percent (50%) of the Restricted Stock Units granted to you hereunder (the “Performance Vesting Units”) shall be subject to performance vesting and shall become vested in the following percentages based on the corresponding Company “Enterprise Value” (as set forth in the following schedule) at the time of an “Exit Event” (each, as defined below), subject to your continued employment or other service with the Company or its Subsidiaries through the effective date of the applicable Exit Event:

Enterprise Value	Less Than $900,000,000	$900,000,000	$1,200,000,000	$1,500,000,000
Cumulative Percentage of Performance Vesting Units Vested	0%	50%	75%	100%

To the extent that the applicable Enterprise Value achieved in connection with the applicable Exit Event is between $900,000,000 and $1,500,000,000, the percentage of Performance Vesting Units that will become vested will be calculated using straight-line interpolation.

For purposes of this Restricted Stock Unit Award and the Phantom PIK Award, the following terms have the meanings set forth below:

“Enterprise Value” means, as of any applicable date, without duplication, the aggregate Fair Market Value of all equity securities of the Company, plus all outstanding bank debt and other indebtedness of the Company and its Subsidiaries on a consolidated basis, less any cash or cash equivalents of the Company and its Subsidiaries. In addition, to the extent that, following the Grant Date and prior to the applicable Exit Event, the Company pays an extraordinary dividend to the shareholders of the Company or makes another distribution of cash or property to the shareholders of the Company without consideration, the value of which dividend or distribution would not otherwise be included in the calculation of Enterprise Value upon the subsequent occurrence of an Exit Event, the value of such extraordinary dividend or other distribution shall be counted toward the Fair Market Value of the equity securities for purposes of calculating Enterprise Value hereunder and determining the vesting of the Performance Vesting Units upon such Exit Event, provided that in no event shall the operation of this sentence result in any double counting or duplication of benefits.

“Exit Event” means the first to occur of the consummation of a Sale of the Company and an initial Public Offering.

(c)	Sale of the Company; Board Discretion to Accelerate Vesting. Upon the consummation of a Sale of the Company, all of the unvested Time Vesting Units and the Phantom PIK Award shall immediately vest if you are then employed by or providing services to the Company or its Subsidiaries. In addition, the Board may, in its sole discretion, vest any and/or all of the unvested Restricted Stock Units and the Phantom PIK Award hereunder at such time or such other time or times and on such other conditions as the Board determines.

(d)	Qualifying Termination of Employment. If your employment with the Company terminates prior to the date that all of the Time Vesting Units and Phantom PIK Award become vested due to a termination of employment due to your death or due to disability (within the meaning of the Company’s long-term disability plan), then in any such case, the Time Vesting Units and Phantom PIK Award shall immediately vest.

(e)	Forfeitures. Except as provided in paragraph (d) above, all vesting of the Restricted Stock Units and Phantom PIK Award will cease immediately upon termination of your service with the Company and its Subsidiaries for any reason, and the unvested Restricted Stock Units and Phantom PIK Award will be automatically forfeited and cancelled for no value upon any such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever; provided further that, if your employment with the Company or one of its Subsidiaries is terminated for Cause, then the vested portion of the Restricted Stock Units and Phantom PIK Award shall also be immediately forfeited by you and cancelled by the Company upon the effective date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

Settlement of Restricted Stock Units

Vested Restricted Stock Units will entitle you to the issuance or delivery by the Company of an equivalent number of vested shares of Common Stock, or, in lieu thereof, payment of the Fair Market Value of such shares of Common Stock in cash, in either case, following the applicable Exit Event, provided that such event occurs on or prior to November 21, 2025 (the “RSU Settlement Condition”). The delivery of shares or payment in lieu thereof shall be completed no more than 30 days after the date on which the RSU Settlement Condition is satisfied. To the extent that the RSU Settlement Condition does not occur on or prior to November 21, 2025, all Restricted Stock Units, vested and unvested alike, will be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. For the avoidance of doubt, settlement of the vested Restricted Stock Units within 30 days following the occurrence of the RSU Settlement Condition is not subject to your continued employment beyond the date that the RSU Settlement Condition is satisfied, and does not apply to the Phantom PIK Award.

Settlement of the Phantom PIK Award

Upon the earlier to occur of (i) November 21, 2023 and (ii) a Sale of the Company (the “PIK Award Settlement Condition”), you will be entitled to a cash payment equal to the amount accrued with respect to the vested portion of your Phantom PIK Award, provided that the PIK Facility is fully paid at such time or upon a prior acceleration. Payment of such amount shall be made no more than 30 days after the occurrence of the PIK Award Settlement Condition For the avoidance of doubt, if the PIK Facility is paid to the holders thereof excluding the holders of any Phantom PIK Awards on a date that is prior to November 21, 2023 and not in connection with a concurrent Sale of the Company, all amounts due to the holders of Phantom PIK Awards (including any premiums and make whole interest) shall accrue and be held by the Company in trust for such holders until the PIK Award Settlement Condition is met.

Restricted Stock Unit Bonus Pool

In the event that, immediately prior to the date of an Exit Event, the aggregate number of shares of Common Stock available for awards under the Plan specified in Section 1.5(a) of the Plan (but not exceeding 10% of the Common Stock on a fully-diluted basis as of November 21, 2018) exceeds the aggregate number of shares of Common Stock subject to awards that have been granted to employees of the Company under the Plan (such excess, the “Remaining Shares”), to the extent that you remain in the continued employment of the Company or its Subsidiaries as of the day immediately prior to such Exit Event, you will receive, as of the day immediately prior to such Exit Event, an additional number of Restricted Stock Units on the same vesting and other terms and conditions otherwise applicable hereunder (the “Bonus Units”) in an amount equal to the product of (i) (A) 50% of the Remaining Shares in the event that the Enterprise Value at the time of the Exit Event is at least $1,500,000,000 or (B) 100% of the Remaining Shares in the event that the Enterprise Value at the time of the Exit Event is at least $1,800,000,000, multiplied by (ii) a fraction, (x) the numerator of which is the total number of Restricted Stock Units granted to you hereunder (not including any Bonus Units), and (y) the denominator of which is the total number of shares of Common Stock subject to all awards granted to employees of the Company under the Plan and remaining outstanding as of the day immediately prior to such Exit Event. To the extent that the applicable Enterprise Value achieved exceeds $1,500,000,000 but is less than $1,800,000,000, the applicable percentage in clause (i) above will be adjusted between 50% and 100% using straight-line interpolation (rounded down to the nearest whole percentage).

Phantom PIK Award Bonus Pool

In the event that, immediately prior to the date of an Exit Event, the outstanding aggregate principal balance of all Phantom PIK Awards granted to employees of the Company under the Plan is less than $16,891,892 (the positive difference, if any, between $16,891,892 and such outstanding aggregate principal balance to be referred to below as the “Maximum PIK Bonus Pool”), to the extent that you remain in the continued employment of the Company or its Subsidiaries as of the day immediately prior to such Exit Event, you will receive, as of the day immediately prior to such Exit Event, an additional Phantom PIK Award with a principal amount determined in accordance with the following sentence on the same vesting and other terms and conditions otherwise applicable hereunder (the “Bonus PIK Award”). The principal amount of the Bonus PIK Award will be an amount equal to the product of (i) (A) 50% of the Maximum PIK Bonus Pool in the event that the Enterprise Value at the time of the Exit Event is at least $1,500,000,000 or (B) 100% of the Maximum PIK Bonus Pool in the event that the Enterprise Value at the time of the Exit Event is at least $1,800,000,000, multiplied by (ii) a fraction, (x) the numerator of which is the principal amount of the Phantom PIK Award granted to you hereunder, and (y) the denominator of which is the outstanding aggregate principal balance of all Phantom PIK Awards granted to employees of the Company under the Plan and remaining outstanding as of the day immediately prior to such Exit Event. To the extent that the applicable Enterprise Value achieved exceeds $1,500,000,000 but is less than $1,800,000,000, the applicable percentage in clause (i) above will be adjusted between 50% and 100% using straight-line interpolation (rounded down to the nearest whole percentage).

Stripes US Holding, Inc.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By accepting this grant, I hereby acknowledge receipt of the Agreement and the Plan, accept the award granted to me and agree to be bound by the terms and conditions of this Restricted Stock Unit Award and Phantom PIK Award Notice, the Agreement and the Plan.

Holder’s Signature

Date

FINAL FORM

Stripes us holding, inc.

2019 omnibus incentive plan

RESTRICTED STOCK UNIT AWARD AND PHANTOM PIK AWARD AGREEMENT

Stripes US Holding, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the Restricted Stock Unit Award and Phantom PIK Award Notice to which this Award Agreement is attached (the “Award Notice”) as of the grant date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Stripes US Holding, Inc. 2019 Omnibus Incentive Plan (the “Plan”), an award (the “Award”) with respect to (i) the number of Restricted Stock Units as defined in and set forth in the Award Notice and (ii) a Phantom PIK Award in the principal amount set forth in the Award Notice, in each case upon and subject to the restrictions, terms and conditions set forth in the Award Notice, the Plan and this agreement (this “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan or the Award Notice, as applicable.

1.        Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice on or before [●], 2019.

2.         Award Rights.

2.1.      Rights as a Stockholder. Except as provided in Section 2.2 hereof, the Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares.

2.2.      Dividend Equivalents. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of Restricted Stock Units subject to the Award shall increase by (i) the product of the total number of Restricted Stock Units subject to the Award that remain unsettled immediately prior to such Dividend Date multiplied by the dollar amount of the per share cash dividend paid by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Restricted Stock Units shall be subject to the same vesting and settlement conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

3.         Restriction Period and Vesting.

3.1.      Vesting Conditions. The Restricted Stock Units and the Phantom PIK Award shall vest in accordance with the vesting conditions set forth in the Award Notice, and will be subject to the forfeiture and settlement provisions set forth in the Award Notice. The period of time prior to such vesting shall be referred to herein as the “Restriction Period.”

3.2.     Sale of the Company. In the event of a Sale of the Company prior to the end of the Restriction Period, all of the unvested Time Vesting Units and Phantom PIK Award shall immediately vest provided that the Holder is then employed by or providing services to the Company or its Subsidiaries. In addition, the Committee, in its sole discretion, shall be entitled to take any action to accelerate the vesting of the Restricted Stock Units and the Phantom PIK Award at any time or from time to time.

3.3.     Breach of Restrictive Covenants. Reference is made to that certain Employment, Confidentiality and Non-Competition Agreement, dated [●], by and between the Holder and Mattress Firm, Inc., a subsidiary of the Company, attached hereto as Exhibit A, the provisions of which are hereby incorporated herein by reference (the “Restrictive Covenants Agreement”). If the Holder materially breaches the provisions of Restrictive Covenants Agreement and does not cure such breach within 30 days after the Company provides written notice of such breach to the Holder, then all Restricted Stock Units, vested and unvested alike, and the Phantom PIK Award shall be forfeited; provided that, to the extent that the Holder is still employed or providing services to the Company at the time of such uncured breach, such forfeiture shall only apply if the Company also exercises its discretion to terminate the employment of the Holder as a result of such uncured breach for Cause.

4.       Settlement of Award.

4.1.     Restricted Stock Units. Within 30 days after the RSU Settlement Condition is satisfied, the Company shall issue or deliver, subject to the conditions of the Plan, this Agreement and the Award Notice, the vested shares of Common Stock to the Holder or, in lieu thereof, pay the Holder the Fair Market Value of such shares of Common Stock in cash. Such issuance or delivery of the vested shares of Common Stock shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, or payment in lieu thereof, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.

4.2.     Phantom PIK Award. To the extent that the PIK Award Settlement Condition is achieved, and to the extent that the Phantom PIK Award has become vested, the Company shall make a cash payment to the Holder equal to the amount accrued with respect to such vested Phantom PIK Award within 30 days following the date of satisfaction of the PIK Award Settlement Condition.

5.       Transfer Restrictions and Investment Representation.

5.1.     Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2.     Investment Representation. The Holder hereby covenants that (a) any sale of any share of Common Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act, and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

6.       Additional Terms and Conditions of Award.

6.1.    Withholding Taxes. As a condition precedent to the issuance or delivery of shares of Common Stock or the payment of cash under this Award, the Company or an affiliate shall deduct any such amount as the Company or an affiliate may be required, under all applicable federal, state, local, foreign or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) from any amount then or thereafter payable by the Company or an affiliate to the Holder, which may include the withholding of whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company. Shares of Common Stock withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Holder’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the maximum individual statutory rate in the Holder’s jurisdiction, then the number of shares of Common Stock to be withheld may be rounded up to the next nearest whole share of Common Stock.

6.2.     Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.3.     Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Award Notice, the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.4.      Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.5.      Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Stripes US Holding, Inc., Attn: [●] [Address], and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.6.     Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.7.      Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and the Award Notice and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement or the Award Notice and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.8.     Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.9.     Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.10.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.11.    Application of Section 409A of the Code. The Restricted Stock Unit Award is intended to be exempt from or, failing such exemption, to comply with the requirements of Section 409A of the Code, and the Phantom PIK Award is intended to comply with the requirements of Section 409A of the Code, and each such award shall be interpreted and construed accordingly.

6.12.   Stockholders Agreement. Upon receipt of common equity shares, the Holder hereby agrees to join and become a party to that certain [Management Stockholders Agreement of the Company, dated as of [●]], as may be amended from time to time (the “Management Stockholders Agreement”), and the Company hereby agrees to accept the Holder as a party to, the Management Stockholders Agreement, and this Agreement shall serve as the Holder’s joinder to the Management Stockholders Agreement. By virtue of the grant of the Award hereunder and the Holder’s execution of this Agreement, the Holder shall be deemed to have granted the Holder’s perpetual and irrevocable power of attorney to the Company, with full right, power and authority to take all actions necessary and/or desirable on behalf of the Holder to effectuate the provisions of the Stockholders Agreement with respect to all Common Stock owned by the Holder and as may be acquired by the Holder.